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                        MENTOR GRAPHICS CORPORATION

                        SPECIAL INCENTIVE BONUS PLAN

                              January 1, 1995


Mentor Graphics Corporation
an Oregon Corporation
8005 SW Boeckman Road
Wilsonville, OR  97070-7777                                        Mentor


          Mentor recognizes that its continuing success measured in terms of growth of its revenue and profit depends critically on the initiative and performance of its key executives and technologists. Mentor believes that by rewarding its key executives and technologists for enhancing those corporate goals, their performance will be motivated to Mentor's benefit.

          Mentor therefore adopts this Special Incentive Bonus Plan.

     1. Effective Date

          The Plan is effective January 1, 1995.

     2. Eligibility

          2.01 Positions eligible to participate in the Plan shall be selected by Mentor's Chief Executive Officer (CEO) from Mentor's Operating Committee members and key technologist positions selected by the CEO.

          2.02 Employees in the eligible positions shall participate in bonuses as provided in the Plan.

          2.03 Participants shall be notified in writing of their participation in the Plan.

     3. Annual Plan

          3.01 The years 1995, 1996 and 1997 shall be Plan Years.

          3.02 For each Plan Year, Mentor's Board of Directors shall establish an annual plan which shall include planned goals for Mentor's total revenues and net income.

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     4. Bonus

          4.01 Each Plan Year that Mentor's actual net income (ANI) equals or exceeds planned net income (PNI), there shall be a bonus for each participant equal to 1/2 of 1 percent of base pay for every full percent (if any) by which actual total revenues exceed planned total revenues, plus 1 percent of base pay for every full percent (if any) by which ANI exceeds PNI.

          4.02 The term "total revenues" shall be as reported in Mentor's published annual reports to shareholders. The term "net income" shall be as reported in Mentor's published annual reports to shareholders, as adjusted from time to time by the Compensation Committee of Mentor's Board of Directors for accounting items attributable to performance in a different fiscal period (such as the reversal in the current period of items accrued in a prior period) or that are otherwise determined by the Compensation Committee to reflect matters considered by the Committee not to be attributable to the initiative or performance desired of participants for the plan year in question. The Compensation Committee's exercise of discretion in this regard shall be final and binding on all affected persons.

          4.03 The term "base pay" shall mean the midpoint of the pay range for the participant's pay grade under Mentor's compensation programs as in effect on the April 30 of the Plan Year to which it relates. Where a change occurs, the amount shall be understood to be the amount determined as of the last day of the Plan Year.

          4.04 If a participant occupies a participating position for less than a full Plan Year, the bonus shall be based on prorated base pay for the period of service in the Plan Year.

          4.05 If more than one participant occupies a participating position in a Plan Year, there shall be separate bonuses based on the prorated base pay of each.

          4.06 Bonuses are payable and subject to forfeiture as provided in 5.

     5. Payment and Forfeiture of Bonuses

          5.01 Subject to 5.02 and 5.03, bonuses shall be payable to participants as follows:

               (a) Twenty five percent of any bonus for 1995 shall be payable in the first quarter of 1996 and the balance deferred until the first quarter of 1998.

               (b) Fifty percent of any bonus for 1996 shall be payable in the first quarter of 1997 and the balance deferred until the first quarter of 1998.

               (c) The entire amount of any bonus for 1997 shall be payable in the first quarter of 1998.

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          5.02 Bonuses shall be subject to forfeiture as follows:

               (a) If a participant is not an employee of Mentor or an affiliate on the last day of a Plan Year, the participant shall forfeit the entire amount of any bonus for that Plan Year.

               (b) If a participant is not an employee of Mentor or an affiliate on December 31, 1997, the participant shall forfeit the entire amount of any deferred bonuses.

               (c) Forfeiture shall not apply if termination of a participant's employment with Mentor resulted from the participant's death or retirement or disability under the Mentor Graphics Individual Deferred Tax and Savings Plan.

          5.03 Payment of a bonus shall occur as follows:

               (a) Subject to (b), payment of a bonus shall occur as soon as practicable after the beginning of the quarter in which it is payable.

               (b) Prior to paying any bonus payable under (a), Mentor shall determine, using reasonable projections and estimates of amounts not yet paid where necessary, whether the payment, when taken together with an employee's other applicable employee remuneration, would result in the employee's receiving nondeductible remuneration for a taxable year under Internal Revenue Code sec. 162(m). If it would, payment of the bonus will be deferred and carried forward to succeeding taxable years to the extent necessary to allow deductibility.

     6. Nontransferability

          No interest of any participant may be assigned, transferred, seized by legal process or subjected to the claims of creditors in any way.

     7. Administration

          7.01 The Plan shall be administered by the CEO, who may delegate any administrative duties to one or more agents and who may retain advisors, consultants or counsel, who may be advisors, consultants or counsel to Mentor.

          7.02 The Administrator shall have general responsibility to interpret and administer the Plan. Any decision by the Administrator shall be final and bind all parties. The Administrator shall be responsible for communicating with participants.

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     8. Claims

          8.01 Any person claiming a benefit or requesting an interpretation, information or a ruling under the Plan shall present the request in writing to the Administrator, who shall respond in writing as soon as practicable.

          8.02 If a claim or request is denied, the written notice of denial shall state:

               (a) The reasons for the denial, with specific reference to the plan provisions on which the denial is based;

               (b) A description of any additional material or information required and an explanation of why it is necessary;

               (c) An explanation of the Plan's claim review procedure.

          8.03 Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice in writing to the Administrator. The original decision shall be reviewed by the Administrator who may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

          8.04 The decision on review shall ordinarily be made within 60 days. If an extension of time is required for a hearing or other special circumstances the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant plan provisions. All decisions on review shall be final and bind all parties concerned.

     9. Not a Contract of Employment

          Nothing in this Plan shall confer on any participant, or be construed to confer on any participant, the right to continued employment or an acquired right to any compensation under the Plan. The Plan shall not prevent the termination of any participant's employment at any time for any reason.

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     10. Amendment and Termination

          Mentor's Board of Directors may amend or terminate this Plan at any time.

     Adopted: May 4, 1995

      Mentor                        MENTOR GRAPHICS CORPORATION



                                    By DEAN FREED
                                       -----------------------------------
                                    Its Vice Presdient and General Counsel

                                    Executed as of June 1, 1995